EXHIBIT A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13D is filed on behalf of each of us.

THE COLUMN GROUP, LP		THE COLUMN GROUP GP, LP

By:	The Column Group GP, LP

By:	/s/ Peter Svennilson	By:	/s/ Peter Svennilson
Name:	Peter Svennilson	Name:	Peter Svennilson
Title:	Managing Partner	Title:	Managing Partner

By:	/s/ Peter Svennilson
Peter Svennilson

By:	/s/ David V. Goeddel
David V. Goeddel